Exhibit 99.5
AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENT
          AMENDMENT NO. 1 TO RESTRICTED STOCK AGREEMENT, dated January 25, 2007 (this “Amendment”), to the Restricted Stock Agreement, dated as of August 1, 2005 (the “Agreement”), by and between COMMERCE ENERGY GROUP, INC., a Delaware corporation, on behalf of itself and any and all of its subsidiaries (together, the “Company”), and LAWRENCE CLAYTON, JR. (“Recipient”).
RECITALS
          A. The parties have entered into an Employment Agreement dated December 1, 2005 (the “Employment Agreement”);
          B. The parties have entered into Amendment No. 1 to the Employment Agreement dated November 30, 2006 whereby Section 4(f) of the Employment Agreement entitled “Relocation Payment; Reimbursement of Relocation Costs” was amended and restated in its entirety (“Amendment No. 1 to the Employment Agreement”);
          C. Section 4(d) of the Employment Agreement provides for the grant to Recipient of a restricted stock award of 45,000 shares of Common Stock of the Company (the “Restricted Shares”);
          D. The parties have entered into the Agreement;
          E. Section 1 of the Agreement provides for the grant to Recipient of the Restricted Shares;
          F. Section 2 of the Agreement provides for escrow and repurchase rights relating the Restricted Shares, with Section 2(c) specifically providing for termination of the Company’s repurchase right related to the Restricted Shares;
          G. The parties have entered into Amendment No. 2 to the Employment Agreement dated January 25, 2007 by and between the Company and Recipient (“Amendment No. 2 to the Employment Agreement”) amending the vesting schedule of the Restricted Shares; and
          H. Pursuant to and in accordance with Section 8 of the Agreement, the parties wish to amend the Agreement as set forth in this Amendment to be consistent with Amendment No. 2 to the Employment Agreement.
AGREEMENT
          In consideration of the rights and obligations contained herein, and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

          Section 1. Termination of the Repurchase Right. Section 2(c) of the Agreement is hereby amended and restated in its entirety to read:
          “(c) Termination of the Repurchase Right. With respect to the fiscal year ending July 31, 2007 (“fiscal 2007”), the Repurchase Right shall terminate and cease to be exercisable with respect to 15,000 of the Restricted Shares if the Company achieves net income (defined in accordance with generally accepted accounting principles) for fiscal 2007 and such fact is confirmed in the Company’s annual report on Form 10-K for fiscal 2007 filed with the U.S. Securities and Exchange Commission (the “SEC”), and with respect to the fiscal year ending July 31, 2008 (“fiscal 2008”), the Repurchase Right shall terminate and cease to be exercisable with respect to 15,000 of the Restricted Shares if the Company equals or exceeds the performance target (s) established by the Committee for purposes of this Agreement for fiscal 2008. Further, the Repurchase Right shall terminate and cease to be exercisable with respect to 15,000 Restricted Shares on the first anniversary of the Commencement Date. Notwithstanding anything to the contrary herein, the Repurchase Right for the 15,000 shares of Restricted Stock for fiscal 2007 and fiscal 2008, respectively, shall terminate and cease to be exercisable upon the Company filing its applicable annual report on Form 10-K with the SEC confirming that the Company has met the applicable performance target. Upon the Recipient’s termination of employment as a result of termination by the Company without Cause or Resignation by the Recipient with Good Reason (as each such term is defined in the Recipient’s employment agreement with the Company), the Repurchase Right shall terminate and cease to be exercisable with respect to the number of shares that would have vested during the twelve (12) month period after such termination if the Recipient remained employed with the Company, as long as Recipient signs the severance agreement and general release document attached to the Employment Agreement.”
          Section 2. Effect of Amendment. Upon effectiveness of this Amendment, each reference in the Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement, as amended hereby. Except as specifically amended hereby, the Agreement is and shall continue to be in full force and effect and is in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any party under the Agreement. Capitalized terms, not otherwise defined herein, shall have the meanings set forth in the Agreement.
          Section 3. Incorporation by Reference. The provisions of Sections 9 (Assignment; Successors) and 11 (Choice of Law) of the Agreement shall be incorporated into this Amendment, mutatis mutandis, as if references to “this Agreement” in the Agreement were references to “this Amendment” in this Amendment.
          Section 4. Entire Agreement. This Amendment, together with the Agreement, Recipient’s Stock Option Agreement dated December 1, 2005, Recipient’s Indemnification Agreement dated December 1, 2005, the Employment Agreement, Amendment No. 1 to the Employment Agreement, Amendment No. 2 to the Employment Agreement and the Plan, constitutes the entire agreement of the parties and supercedes any and all agreements, either oral or in writing, between the parties with respect to the subject matter hereof, as amended hereby. If there is any conflict in terms between the Agreement, as amended hereby, and the Employment Agreement, as amended by Amendment No. 1 to the Employment Agreement and Amendment No. 2 to the Employment Agreement, the terms of the Agreement, as amended hereby, shall prevail. The terms of the Agreement, as amended hereby, shall be subject to the terms of the Plan, a copy of which may be obtained by Recipient from the office of the Secretary of the Company; and the Agreement, as amended hereby, is subject to all interpretations, amendments, rules and regulations promulgated by the Board from time to time pursuant to the Plan.
          IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this Amendment on the date first above written.

“Company”

COMMERCE ENERGY GROUP, INC.

By:	/S/ STEVEN S. BOSS

Name:	Steven S. Boss
Title:	Chief Executive Officer

“Recipient”

/S/ LAWRENCE CLAYTON, JR.

LAWRENCE CLAYTON, JR.